FORM 8–K  —  CURRENT REPORT

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2003

TEKNOWLEDGE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-14793	94-2760916
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1800 Embarcadero Road, Palo Alto, California 94303

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (650) 424-0500

ITEM 5.  OTHER EVENTS

The following announcement of earnings for the quarter ended June 30, 2003 was released on August 14, 2003:

TEKNOWLEDGE Reports Second Consecutive Profitable Quarter in 2003

PALO ALTO, Calif.—August 14, 2003—Teknowledge Corporation (NASDAQ-SC: TEKC), a leading provider of software and services to transform business data into value, reports financial results for the second quarter ending June 30, 2003. Net income was $97,000, or $0.02 per diluted share, compared to $12,000, or $0.00 per diluted share, in the second quarter of 2002.

Revenue for the second quarter of 2003 was $2,672,000 compared to $3,144,000 in the second quarter of 2002. Revenue from contract R&D customers in the second quarter of 2003 was $2,055,000 versus $2,219,000 in the comparable quarter in 2002. Contract R&D revenues declined as some contracts approached their scheduled completion date. The Company is actively proposing new R&D work to replace the expiring contracts. Commercial revenues were $617,000 in the second quarter of 2003 versus $925,000 in 2002. Revenue from the sales of TekPortal licenses was $207,000 compared to $255,000 last year. Commercial license revenues in the second quarter improved $182,000 from the first quarter of 2003. Teknowledge has received commitments from several new customers in the third quarter for its OFX and account aggregation products. Given these commitments, the Company anticipates a noticeable increase in commercial revenues during the third quarter.

Neil Jacobstein president and CEO commented: “Teknowledge is well positioned for long-term growth in both its financial and defense operations. We expect this growth to take time, but we believe that when it hits the Company’s trajectory will be transformed, giving Teknowledge additional resources to compound its gains and amplify its strengths in the financial and security software sectors. Because of economic uncertainty in the second quarter, revenues associated with TekPortal® software services were affected by a longer sales cycle, as some banks and other financial institutions put off spending on new products and services until the third quarter of 2003. However, Teknowledge’s TekPortal product has become the No. 1 selling account aggregation software product licensed worldwide during the past year, and the current TekPortal pipeline for 2003 remains strong. We see continued growth of TekPortal Enterprise Aggregation Platform customers, and new revenues from add-on products, such as our OFX module for linking bank aggregated data with Quicken® and Money clients.”

Jacobstein added, “Teknowledge’s contract R&D teams have been doing excellent work for our key defense and security customers. These teams tend to operate on contracts with an annual funding cycle. We are finally seeing new contract bidding opportunities, and Teknowledge is well positioned to win new contracts. We won’t see most of the fruits of this bidding cycle until 2004, but we plan to replace older contracts, and start significant new projects with innovative software that we think will have excellent commercial and defense applications.”

Jacobstein concluded, “Moving forward, we believe that it is important for Teknowledge to remain positioned to grow in diversified markets, as key opportunities in volatile times tend to be counter-cyclical. This robust business model will provide Teknowledge with a flexible revenue mix, and we believe it will contribute to stronger margins and profitability for the future.”

About Teknowledge

Teknowledge Corporation (Nasdaq SmallCap:TEKC) provides advanced software and services to transform business data into value. Teknowledge’s TekPortal® is the largest selling financial account aggregation software licensed worldwide. Teknowledge has extensive Internet banking product and service experience, and is a prime contractor for R&D in Internet security, web-based training, distributed systems, and knowledge processing. Founded in 1981, Teknowledge holds an extensive intellectual property portfolio, including nine software patents.

More information about Teknowledge may be found at www.teknowledge.com.

NOTE: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, expectations regarding the future demand for the company’s products and services in 2003, as well as overall demand, market acceptance, and anticipated revenue and profitability from both current and planned products and services, including contract R&D, commercial products or services, and litigation and license opportunities related to the company’s IP. All forward-looking statements involve risk and uncertainties as outlined in detail in the Company’s reports filed with the Securities and Exchange Commission. Actual results could differ materially from those set forth in the forward-looking statements contained herein.

TEKNOWLEDGE CORPORATION
Consolidated Balance Sheets

(In thousands)

	June 30,	Dec. 31,
	2003	2002

	(unaudited)
Assets

Cash and cash equivalents	$668	$1,114
Receivables and unbilled charges	1,739	1,810
Other assets	248	159
Deferred tax asset, short–term	768	768
Capitalized software, net	4,566	4,760
Equipment and improvements, net	151	237

Total assets	$8,140	$8,848

Liabilities and stockholders’ equity

Accounts payable	$822	$907
Accrued payroll & related liabilities	1,105	1,154
Line of credit	937	1,317
Other accrued liabilities	970	1,448
Stockholders’ equity	4,306	4,022

Total liabilities and stockholders’ equity	$8,140	$8,848

TEKNOWLEDGE CORPORATION
Unaudited Consolidated Income Statements

(In thousands, except per share data)

	Three Months Ended June 30,
	2003	2002

Revenues	$2,672	$3,143
Costs and expenses	2,587	3,127

Operation income (loss)	85	16
Nonoperating income (loss)	12	(4)

Income (loss) before tax	97	12
Provision for income tax	–	–

Net income (loss)	$97	$12

Diluted net income (loss) per share	$0.02	$0.00

Shares used in computing diluted net imcome (loss) per share	5,754	5,773

	Six Months Ended June 30,
	2003	2002

Revenues	$5,741	$6,157
Costs and expenses	5,455	6,433

Operation income (loss)	286	(276)
Nonoperating income (loss)	(2)	5

Income (loss) before tax	284	(271)
Provision for income tax	–	–

Net income (loss)	$284	$(271)

Diluted net income (loss) per share	$0.05	$(0.05)

Shares used in computing diluted net imcome (loss) per share	5,733	5,711

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Teknowledge Corporation
(Registrant)

Date: August 15, 2003	by: /s/ Dennis A. Bugbee
Dennis A. Bugbee, Vice President Finance, Chief Financial Officer